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                                                                    Exhibit 10.9

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the 10th day of May, 1999, by and between GRADALL INDUSTRIES, INC., a Delaware corporation (the "Company"), and BARRY L. PHILLIPS ("Executive").

         WITNESSETH THAT:

         WHEREAS, the Executive has been employed by the Company as its President pursuant to the terms of an employment agreement by and between The Gradall Company and the Executive dated September 5, 1985, as restated and amended by agreements dated July 21, 1987, January 19, 1988, July 20, 1988, July 17, 1989, February 5, 1993, October 13, 1995, and January 1, 1998 (the "Prior Employment Agreement");

         WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement to provide for the continued employment of the Executive after the sale of the Company to JLG Industries, Inc.
("JLG") upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive's services are of great value to the Company and it is recognized that substantial inducement must be offered to the Executive in order that the Company may retain his services.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

         SECTION 1. DUTIES. The Company hereby agrees to continue to employ the Executive as President and Chief Executive Officer of the Company, and the Executive hereby agrees to continue to serve the Company in that capacity in accordance with the terms and conditions set forth herein:

         (a) The Executive shall be vested with all powers and rights attendant to the office of President and Chief Executive Officer, and shall have full authority and responsibility, subject to the general direction, approval and control of the Board of Directors of the Company, to formulate policies and administer the Company in all respects.

         (b) If elected or appointed by the Board of Directors, the Executive shall serve as a director of the Company without additional compensation.

         (c) During the term of this Agreement, the Executive shall devote all of his business time, attention, energy and skill to the performance of the duties and services described herein, and shall not engage directly or indirectly in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except with the written consent of the Company's Board of Directors, provided, that the provisions of this Section 1(c) shall not restrict the Executive's investment of his personal assets or the Executive's participation in any professional, academic or civic activity.

         SECTION 2. TERM. Subject to prior termination as set forth in Section 10 hereof, the term of the Executive's employment under this Agreement shall be for a period of three (3) years, beginning on the date this Agreement becomes effective.
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         SECTION 3. COMPENSATION. The Company shall pay to the Executive as compensation for his services hereunder a base salary of Two Hundred Sixty Thousand Dollars ($260,000) per year, payable in equal semi-monthly installments, subject to withholding and other applicable taxes. The salary provided herein shall be subject to adjustment based on annual reviews conducted by the Company (as so adjusted from time to time, "Base Salary"). Effective on the date this Agreement becomes effective, "Base Salary" shall include an additional $12,360.00 per year in lieu of the automobile allowance previously provided.

         SECTION 4. INCENTIVE COMPENSATION. The Executive shall be entitled to participate in any incentive compensation plans established by the Company from time to time. The amount payable to the Executive under existing management incentive compensation plans for 1999 shall be payable on January 3, 2000 in an amount equal to 7/12 of the bonus that would be payable for calendar year 1999 assuming that the Company would have achieved 24% growth in earnings per share compared to 1998. Effective as of August 1, 1999, the Executive shall participate in the management incentive compensation plans and stock based compensation plans of JLG as approved by the JLG Compensation Committee from time to time, and shall no longer participate in existing Company management incentive compensation plans.

         SECTION 5. EXPENSES. The Executive is authorized to incur reasonable expenses in connection with the business of the Company and the performance of his duties hereunder, including expenses for entertainment, travel and similar items. The Company will pay or reimburse the Executive for all such expenses upon the presentation by the Executive of an itemized account of such expenditures and any other documentation or substantiation of expenses which may be required for compliance with applicable state and federal tax laws.

         SECTION 6. VACATIONS. The Executive shall be entitled to four (4) weeks of vacation each year, during which time his compensation shall be paid in full.

         SECTION 7. [Reserved]

         SECTION 8. EXECUTIVE BENEFITS. (a) The Executive shall be entitled to all benefits offered by the Company to any of its executive or salaried employees including, but not limited to, major medical health insurance, hospitalization insurance, life insurance, travel and accident insurance, and disability insurance, including, but not limited to, those benefits the Executive currently receives from the Company; provided, however, to the extent that any benefit provided to the Executive under this Section 8 is, or is equivalent to, a Broad-Based Benefit, the benefit provided to the Executive shall reflect any generally applicable change to or reduction of such Broad-Based Benefit. The term "Broad-Based Benefit" shall mean any applicable benefit under any plan, program, or arrangement that is provided or made available to employees generally and shall not include any benefit considered to be an "executive" benefit that is provided or made available only to upper-level management.

         (b) DISABILITY. The Company shall maintain in full force and effect and pay all premiums due under that certain disability insurance policy, insuring the Executive and issued by The New England Insurance Companies under Policy No. DO99437 (the "Disability Policy"). In the event that the Executive is unable to perform his duties hereunder by reason of illness or incapacity, the Executive shall continue to receive all amounts payable under this Agreement, until the Executive receives payments under the Disability Policy. If the Executive receives the full benefit amount payable under the Policy, the Company shall have no further obligation to make payments under this Agreement to the Executive during the period in which the Executive is receiving the full benefit under the Disability Policy. During any such period of disability, the


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Executive shall continue to receive all benefits theretofore received by the
Executive. Upon the termination of the Executive's disability and the Executive's right to receive the full benefit payable under the Disability Policy, the Executive's full compensation shall be reinstated in full, subject to the provisions of Section 10(a).

         SECTION 9. DEFERRAL OF COMPENSATION. The Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan, the Benefit Restoration Plan and any other deferred compensation program maintained by the Company.

         SECTION 10. TERMINATION. The Executive's employment hereunder may be terminated in accordance with the following terms and conditions:

         (a) The Company may terminate the Executive's employment hereunder upon ninety (90) days written notice to the Executive, in the event that the Executive has been unable to perform his duties by reason of illness or incapacity, which inability continues for a consecutive twelve month period, provided, that the Executive is receiving the full benefit amount payable under the Disability Policy.

         (b) Notwithstanding anything herein to the contrary, the Company shall have the right to terminate the Executive's employment hereunder, effective upon written notice of such termination, and shall not have an obligation to pay any amounts provided under Section 10(d) hereof upon the happening of any of the following events:

                  (i) the failure by the Executive to observe the restrictive covenants set forth in Sections 11, if applicable, and 12 hereof, as determined by a court of competent jurisdiction;

                  (ii) the commission by the Executive of a material theft or embezzlement of Company property;

                  (iii) the conviction of the Executive for a crime resulting in injury to the business or property of the Company; or

                  (iv) the commission of any act by the Executive in the performance of his duties hereunder adjudged by a court of competent jurisdiction to amount to gross, willful or wanton negligence.

         (c) The Executive may terminate his employment with the Company upon ninety (90) days written notice to the Company. Upon the effective date of such termination, the Company shall have no further obligation to pay any amounts provided for in this Agreement, except as set forth in Sections 10(d), 10(f) and 10(h) hereof.

         (d) In the event the Executive's employment with the Company (or any successor company) is terminated within three (3) years following the date this Agreement becomes effective, and such termination is due to the Executive's dismissal (other than pursuant to Sections 10(a) or 10(b)), or the Executive's resignation for Good Reason, as hereinafter defined, the Company (or such successor company) shall:

                  (i) continue to pay the Executive for a period equal to the remaining term of this Agreement as set forth in
                           Section 2 (the "Continuation Period") (A) his Base Salary, including any portion thereof the receipt of


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                           which the Executive may previously have elected to
                           defer, plus (B) for each month in the Continuation Period, 1/12 of his incentive compensation awarded with respect to services rendered during the calendar year preceding such termination (including any portion thereof which the Executive elected to defer), which incentive compensation shall in no event be less than forty percent (40%) of his Base Salary for such year,

                  (ii) continue for the duration of the Continuation Period the Executive's participation in the major medical, health, hospitalization, life, travel and accident and disability insurance plans or programs provided to the Executive prior to the date hereof, or provide equivalent benefits, at no premium cost to him, provided, however, that to the extent that any benefit provided to the Executive under this Section 10(d)(ii) is, or is equivalent to, a Broad-Based Benefit, the benefit provided to the Executive shall reflect any generally applicable change to or reduction of such Broad-Based Benefit,

                  (iii) treat the Executive as if he had retired at the expiration of the Continuation Period at age 60 for the purpose of determining benefits due and payable to him under The Gradall Company's Employees' Retirement Plan, The Gradall Company Retiree Health Care Plan as it existed in 1999 and The Gradall Company Benefit Restoration Plan,

                  (iv) provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company, in an amount up to fifteen percent (15%) of the Executive's Base Salary, and

                  (v)      provide the Executive with the benefits set forth in
                           Section 15.

         (e) The term "Good Reason" shall mean (i) a material breach of this Agreement by the Company or its successor; (ii) a reduction in the Executive's Base Salary or employee benefits referred to in Sections 8 and 9 hereof; provided, however, that any generally applicable change to or reduction of a Broad-Based Benefit shall not be considered a reduction in employee benefits; (iii) a material reduction in fringe benefits; (iv) a reduction from the present 45% Bonus Target Percentage applicable to the Executive under the JLG Management Incentive Plan as in effect for calendar year 1999, or a variance of the range of the Company Modifier Percentage or the Individual Performance Modifier from the respective ranges thereof applicable to other officers of JLG; (v) a change in the Executive's reporting responsibility to someone other than the Chief Executive Officer of JLG; (vi) a change in position, duties or responsibilities that renders the Executive ineligible to participate in JLG's stock option plans or reduces the number of shares covered by options awarded to him thereunder from the number of option shares he would have been awarded had such change not been made; (vii) the relocation of the Executive's principal work place without his consent to a location outside the New Philadelphia, Ohio metropolitan area.

         (f) In the event of termination pursuant to Sections 10(a), 10(b), 10(c), or 10(d) hereof, the Executive shall receive


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                  the entire balance of any sums earned by him prior to
                  termination and such other benefits which may be due him including, but not limited to, a prorata portion of amounts earned by the Executive under any incentive compensation plans maintained by the Company or JLG.

         (g) Upon termination of his employment, for any reason, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment, and, in addition, the Executive shall surrender to the Company any and all documents, files, records or other material and information of or pertaining to the Company or its business operations.

         (h) The Company (or any successor company) shall pay or reimburse the Executive for all costs and expenses including, without limitation, court costs and reasonable attorneys' fees, incurred by Executive in connection with any claim, action or proceeding brought to enforce or interpret any provision of this Section 10 or challenging the validity or enforceability of any provision thereof.

         SECTION 11. NON-COMPETITION. During the period of his employment with the Company, the Executive covenants and agrees that he shall not do any of the following:

         (a) Own, manage, operate, join, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that is competitive with the types of businesses conducted by the Company at that time within any areas in which the Company intends to conduct business, as known to Executive by reason of Executive's affiliation with the Company. Nothing herein shall prohibit Executive from owning stock or other securities of a competitor, provided that Executive's equity interest shall not exceed five percent (5%) of the total outstanding stock of such competitor, and provided Executive, in fact, does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer thereof, and is not otherwise associated with any competitor, except as consented to by the Company.

         (b) Induce or influence any employee, independent contractor, agent, customer or supplier of the Company to terminate or curtail his, her or its employment or business relationship with the Company.

         (c) Solicit or sell any product or service which is competitive with those offered by the Company to any customer which did business with the Company at any time during the term of Executive's employment with the Company.

         SECTION 12. CONFIDENTIALITY. During the period of his employment by the Company and for a period of six (6) months following its termination, for any reason, the Executive covenants and agrees that he shall not use, disseminate, or disclose, for his own benefit, or for the benefit of any person, firm, business, or other entity, any confidential information pertaining to the Company unless such information is first made public by the Company; the Company authorizes, in writing, the use, dissemination, or disclosure of such information; or as otherwise required by law. For purposes of this subparagraph, confidential information is information which is not generally known to the Company's industry, and relates, by way of example and not by way of limitation, to


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the Company's manufacturing process, cost and pricing data, supply sources, contracts, and customer lists.

         SECTION 13. MITIGATION. The Executive shall not be obligated to seek other employment following termination of employment hereunder; however, any amounts owing to Executive under Section 10(d)(other than subsection (ii) thereof) of this Agreement shall be offset against all amounts earned by the Executive from other employment (including self employment) beginning one year after termination of employment hereunder. The Executive's entitlements under
Section 10(d)(ii) shall terminate immediately upon the Executive's becoming entitled to coverage of a similar nature under benefit plans of a subsequent employer, subject to the Executive's rights to continuation coverage under the Company's plans at his expense under COBRA.

         SECTION 14. GOLDEN PARACHUTE EXCISE TAX. (a) If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (such payments or benefits, excluding the Gross-Up Payment defined below, being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under Section 4999 (the "Excise Tax"), then the provisions of either subclause (i) or (ii) of this section shall apply: (i) if the Total Payments are less than 115% of the maximum amount of such payments that could be made without imposition of Excise Tax (the "Safe Harbor Amount"), then the Total Payments will be reduced to the Safe Harbor Amount; or (ii) if the Total Payments equal or exceed 115% of the Safe Harbor Amount, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

         (b) The calculations necessary to give effect to this section shall be performed by the accounting firm which was immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"). For purposes of determining whether any of the Total Payments will exceed the Safe Harbor Amount and the amount of the Excise Tax, if any, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the Auditor, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.


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         (c) In the event that subclause (i) of this Section 14(a) applies, the
Executive and the Company shall jointly agree on the allocation of any reduction in the Total Payments.

         (d) The provisions of this Section 14 shall be applied without giving effect to any cap or limitation on benefits under The Gradall Company's Amended and Restated Supplemental Executive Retirement Plan that is intended to avoid Excise Tax, and the Company hereby waives the application of any such provision to the Executive.

         SECTION 15. SUPPLEMENTAL RETIREMENT BENEFITS.

         (a) In the event that the Executive's employment is terminated under circumstances entitling him to the payments and benefits set forth in Section 10(d), the Executive shall be entitled to the following additional benefits:

                  (i) Under The Gradall Company's Amended and Restated Supplemental Executive Retirement Plan (i) three years of additional service credit for vesting purposes; and (ii) three additional years of Company contributions, each in an amount not less than the Company contribution for the year prior to the year of termination of employment.

                  (ii) Under the Deferred Compensation Agreement between the Executive and the Company dated July 19, 1989, the Executive shall be treated as if he had retired from the Company on or after age 65.

                  (iii) The Company shall continue to pay all premiums due under The New England Mutual Life Insurance Company Policy No. 6801161 insuring the life of Executive in the amount of $500,000 and shall otherwise comply with the provisions of the Split-Dollar Life Insurance Agreement between the Company and the Executive dated August 30, 1995.

         (b) In the event The Gradall Company's Employees' Retirement Plan or The Gradall Company Retiree Health Care Plan as it existed in 1999 is suspended or frozen, the Company shall supplement the benefits due and payable to him under the said Retirement Plan and Retiree Health Care Plan and The Gradall Company Benefit Restoration Plan so that he shall receive total benefits upon his retirement or other termination of employment equal to the benefits he would have received under such plans had the said Retirement Plan and/or Retiree Health Care Plan not been suspended or frozen.

         SECTION 16. NOTICES. Any notice required or desired to be given pursuant to this Agreement shall be in writing and sent by certified mail to the parties at the following addresses, or to such other addresses as either may designate in writing to the other party:

                  To the Company:   Gradall Industries, Inc.
                                    406 Mill Avenue S.W.
                                    New Philadelphia, Ohio  44663

                  To Executive:     Barry L. Phillips
                                    403 Hillcrest Drive N.E.
                                    New Philadelphia, Ohio  44663

         SECTION 17. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         SECTION 18. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or


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enforceability of any other provision. In the event that any part of a covenant contained herein is determined by a court of law to be invalid, a judicially enforceable provision shall be substituted in its place. Any covenant so modified shall be binding upon the parties and shall have the same force and effect as if originally set forth in this Agreement.

         SECTION 19. MODIFICATION. This Agreement may be amended only in writing, signed by both parties hereto.

         SECTION 20. HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions thereof.

         SECTION 21. ASSIGNMENT. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. However, the rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company including, but not limited to, any corporation which may acquire all or substantially all of the Company's assets and business, or which may be consolidated or merged with or into the Company.

         SECTION 22. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         SECTION 23. NOVATION. When it becomes effective, this Agreement will terminate and supersede the Prior Employment Agreement.

         SECTION 24. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

         SECTION 25. EFFECTIVENESS. This Amended and Restated Employment Agreement shall become effective only upon the consummation of the merger contemplated by the Agreement and Plan of Merger among Gradall Industries, Inc., JLG Acquisition Corp. and JLG Industries, Inc. dated as of May 10, 1999. Unless and until such merger is consummated, the Amended and Restated Employment Agreement between the Company and the Executive dated as January 1, 1998 shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                               GRADALL INDUSTRIES, INC.

                                               By:
                                                  ------------------------
                                                  Sangwoo Ahn
                                                  Chairman


                                               ---------------------------
                                               Barry L. Phillips


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